Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	October 7, 2015

For additional information contact:

Robin Shermer

817.735.6284

Jacobs Announces Move to New Global Leadership Structure

PASADENA, Calif. – Jacobs Engineering Group Inc. (NYSE:JEC) announced today that it will move to a new leadership structure organized around four global lines of business. These changes are designed to better serve the needs of our global client base, leverage our talented workforce and provide enhanced growth opportunities across the business.

The four global lines of business are:

•	Petroleum & Chemicals – J. Gary Mandel will become president of this line of business. Petroleum & Chemicals will serve Jacobs’ clients around the globe in oil & gas, refining and chemicals related opportunities.

•	Buildings & Infrastructure – Phillip J. Stassi will become president of this line of business. This change will allow Jacobs to better leverage its buildings and infrastructure capabilities to take advantage of the growth opportunities in this global market.

•	Aerospace & Technology – Terence D. Hagen will become president of this line of business. It will serve Jacobs’ global aerospace, defense and nuclear clients.

•	Industrial – Andrew F. Kremer will become president of this line of business. Industrial will cover mining & metals, inorganic chemicals, pulp & paper and manufacturing clients. As part of the Industrial line of business, Jacobs is creating a Life Sciences global business unit. Robert G. Norfleet will become senior vice president and general manager of this new unit. Life Sciences will serve Jacobs’ global clients in the pharma-bio space as well as in related biologic areas.

All executives named above will report directly to Steve Demetriou, President & Chief Executive Officer.

“This structure is meant to improve efficiency and act as the foundation for a strong return to growth. I’m confident that these changes will create greater organizational clarity, strengthen our delivery of high quality, well-managed projects for our clients and improve shareholder value. We are excited about the opportunities this new structure opens up for us,” said Mr. Demetriou in closing.

The company intends to finalize all major aspects of this reorganization during its first quarter of fiscal 2016.

Jacobs is one of the world’s largest and most diverse providers of technical professional and construction services.

Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management’s current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2014 Form 10-K, and in particular the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations. We do not undertake to update any forward-looking statements made herein.

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